EXHIBIT 99.1

MONDAY JANUARY 22, 7:00 AM EASTERN TIME

PRESS RELEASE

       XTRANA AND BECKMAN COULTER ENTER AGREEMENT TO OFFER NOVEL AUTOMATED
                         NUCLEIC ACID EXTRACTION SYSTEM

        DENVER - (BW HealthWire) - Jan. 22, 2001 - Biopool International Inc. (OTCBB:BIPL - NEWS) d/b/a XTRANA and Beckman Coulter Inc. (NYSE:BEC - NEWS) today announced that they have entered into a collaborative agreement to make DNA extraction kits available on Beckman Coulter's laboratory automation systems.

        The kits, available from Beckman Coulter this year, will process whole blood for life science research.

        The five-year agreement gives Beckman Coulter non-exclusive, worldwide rights to distribute XTRANA's proprietary Xtra Amp(TM) nucleic acid extraction kits for use with the company's laboratory automation systems, including the Biomek(R) brand laboratory automation workstations.

        "Combining our Xtra Amp(TM) nucleic acid extraction system with Beckman Coulter's automation solutions for genomics and drug discovery applications is an important plus for our company," stated Jack Wheeler, president and CEO of Biopool International/XTRANA. "Beckman Coulter's strong market position in laboratory automation will expand our reach worldwide, introducing our products to many new customers."

        "One result of a growing emphasis on genomic research and SNP analysis is an increased demand for DNA purification," explains Jack Finney, vice president, bioresearch division, for Beckman Coulter. "Our collaboration with XTRANA allows us to address this need with a powerful tool to extract DNA from whole blood on Beckman Coulter's laboratory automation systems."

        The extraction kits incorporate XTRANA's proprietary Xtra Bind(TM) solid-phase nucleic acid extraction matrix, which provides for target amplification directly from nucleic acid bound to the solid phase surface. The Xtra Amp(TM) sample preparation protocol requires no vacuum filtration or centrifugation steps and provides higher throughput, helping customers to speed processing and reduce costs.

        Beckman Coulter Inc. is a leading provider of instrument systems and complementary products that simplify and automate processes in life science and clinical laboratories. The company's products are used throughout the world in all phases of the battle against disease, from pioneering medical research and drug discovery to diagnostic testing that aids in patient treatment. Annual sales for the company totaled $1.8 billion in 1999, with about half of this


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amount generated outside the United States. More information on the company is available at WWW.BECKMANCOULTER.COM.

        XTRANA has developed proprietary technologies that offer new approaches to nucleic acid-based testing making it more practical, less complicated and less expensive. XTRANA's nucleic acid-based tests are used in drug discovery, detection of environmental and food contaminants, forensics and identity testing, human and animal diseases, genetic predisposition to disease, and other applications. Effective with the XTRANA's merger with Biopool International, Inc., the company also develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function, and the vascular system, as well as specialty toxicology controls used to monitor and measure the presence of drugs of abuse. To learn more about Biopool International and XTRANA, visit the companies Web sites at WWW.BIOPOOL.COM and WWW.XTRANA.COM.

NOTE: This news release contains forward-looking statements, which are based upon current expectations that involve a number of risks and uncertainties including, but not limited to, technological innovations of competitors, changes in health care regulations, litigation claims, foreign currency fluctuation, product acceptance or changes in government regulation of the company's products, as well as other factors discussed in the company's last Report on Form 10-KSB under "Risk Factors."

---------------------------
CONTACT:
     Biopool International d/b/a/ XTRANA Inc.
     John H. Wheeler, 303/474-2132
     Beckman Coulter Inc.
     Jeanie Herbert, 714/773-7620 (Investor Relations)
     Lori Rolleri, 714/773-7655 (Media Relations)
     Corporate Communications
     Carol Hill, 805/654-0643


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